CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
    This Confidential Separation Agreement and General Release (the “Agreement”) is entered into between Grover Wray (“Employee”) and Modivcare Solutions, LLC (the “Company”), collectively referred to as the “Parties.”
Employee resigned from his employment with the Company effective May 1, 2023. By this Agreement, Employee and the Company desire to facilitate his separation and resolve any claims or disputes Employee may have at the time this Agreement is executed by the Parties.
    In consideration of all mutual promises herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company agree:
1.Resignation Other than for Good Reason.
(a)     Employee acknowledges and agrees that, by signing this Agreement, he is resigning his employment with the Company, effective May 1, 2023 (the “Separation Date”), and after that date Employee shall not represent himself as being an employee, officer, agent or representative of the Company for any purpose. Employee further acknowledges and agrees that his resignation will be characterized and treated as a “resignation other than for Good Reason” under the terms of the Company’s Severance Policy for Executive Leaders (the “Severance Policy”) and that he is not entitled to any severance payments or other compensation pursuant to the Severance Policy or the Restrictive Covenant Agreement that Employee entered into on or about June 13, 2022 (the “RCA”).
(b)     On the next regularly scheduled Company payroll date, the Company will pay Employee all wages earned through and including the Separation Date, subject to standard withholdings and deductions. Employee’s earned wages will include any unused, accrued vacation at his final rate of pay. Employee will receive this payment whether or not he signs this Agreement.
2.Consideration. The Company will pay Employee a total of $440,000 (representing 12 months of Employee’s current base salary), minus required tax and other withholdings (the “Severance Payment”), which will be reported as wages and paid over the course of 12 months in biweekly installments consistent with the Company’s normal payroll cycle, starting with the next regular payroll following the Effective Date set forth in Section 15.
    Subject to Employee’s enrollment in continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will fully subsidize COBRA coverage for 12 months, which will be paid directly by the Company to the carrier once Employee elects COBRA coverage. Should Employee decide to continue COBRA coverage after the expiration of the fully-subsidized period of time, Employee will need to pay the full premium plus any applicable administrative fee directly to the COBRA administrator.
    Employee acknowledges that the Company has made no representation about the tax consequences of the Severance Payment or any other consideration provided by the Company to Employee pursuant to this Agreement. Employee agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Severance Payment or other consideration provided by the Company pursuant to this Agreement.
3.No Other Payment Obligations or Benefits. Employee acknowledges that Employee has been paid and/or received all wages, compensation, bonuses, notice periods, benefits, leave (paid or unpaid), commissions, or other amounts owed to Employee and that no other renumeration or benefits are due to him (including, without limitation, any bonus for the

2023 calendar year), except as set forth in this Agreement. Employee further agrees that he is only entitled to the consideration referenced in Section 2, above, if he executes and does not revoke this Agreement, and that, without this Agreement, Employee is not otherwise entitled to such consideration. Employee further acknowledges that his participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options and other equity awards and the accrual of bonuses, vacation, and paid time off, shall cease as of the Separation Date. Further, Employee will no longer be able to make contributions to the Company’s 401(k) retirement plan or be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company after the Separation Date.
4.Treatment of Equity Awards. Any stock options, restricted stock units, restricted stock awards, and other equity awards (the “Equity Awards”) shall continue to be governed by the terms and conditions of the Employee’s individual grant agreements and the Company’s 2006 Long-Term Incentive Plan (the “Plan”). Employee agrees that if he fails to exercise any vested stock options pursuant to the deadline outlined in his individual grant agreements and the Plan, any such vested stock options shall be permanently forfeited. Employee further agrees that the portion of the Equity Based Awards that was not vested as of the Separation Date has been permanently forfeited and Employee shall have no further rights with respect thereto.
5.General Release. In consideration of the Company’s agreements set forth in Section 2 and other good and valuable consideration, Employee, for himself and his heirs, executors, administrators, trustees, legal representatives, successors and assigns, hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, partners, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, employee benefit plans and their administrators and trustees, and any other related persons or entities, in their individual or official capacities (collectively, the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, fee, liability, or cause of action relating to any matters of any kind, that Employee ever had, now has, or may have against any of the Releasees arising from any omissions, acts, transactions, practices, plans, policies, procedures, conducts, occurrences, facts, or other matter, that have occurred up until and including the date on which Employee signs this Agreement, including without limitation:
(a)any and all claims arising out of or relating to Employee’s employment with or separation from the Company;

(b)any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(c)any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, expense reimbursements, or any other form of payment;

(d)any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Lilly Ledbetter Fair Pay Act; the Families First Coronavirus Response Act; the Colorado Anti-Discrimination Act; the Colorado Labor Peace Act; the Colorado Wage Claim Act; the Colorado Lawful Off-Duty Activities Statute; the Colorado Personnel Files Employee Inspection Right Statute; the Colorado Equal Pay for Equal Work Act; the Colorado HELP Rules; the current Colorado Overtime and Minimum Wage or COMPS Order, to the extent allowed under each such law; the Colorado Labor Relations Act; the Colorado Workplace Accommodations for Nursing Mothers Act; and the Colorado Pregnant Workers Fairness Act;

(e)any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance; and

(f)any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees, and costs.

    Employee expressly acknowledges that this general release of claims includes any and all claims arising up to and including the date he signs this Agreement which he has or may have against the Releasees, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed, liquidated or contingent. By signing this Agreement, Employee expressly waives any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and Employee further waives any rights under statute or common law principles that otherwise prohibit the release of unknown claims.

    This general release of claims does not apply to, waive or affect any rights or claims (i) for workers’ compensation or unemployment benefits; (ii) for any medical benefits or any judgment or monetary awards or settlements that may arise related to medical benefits under any group health plan sponsored by the Company or any Releasee; (iii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement; (iv) that may arise after Employee signs this Agreement; (v) that may arise from the breach of this Agreement; or (vi) that cannot be released by private agreement as a matter of law. This general release of claims also does not apply to, waive, affect, limit or interfere with his protected rights described in Section 6 below.

6.Protected Rights. Nothing in this Agreement or any of its provisions shall be construed to prevent or limit Employee from: (i) initiating, testifying, assisting, complying with a subpoena from or participating in any manner with an investigation conducted by any local, state, or federal agency; (ii) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or any other public benefits to which Employee is entitled; (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, a state or local commission on human rights, or an attorney retained by Employee; (iv) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including without limitation the Department of Labor, the National Labor Relations Board, or the Occupational Safety and Health Administration; (v) engaging in communications that constitute concerted activities for the purpose of collective bargaining or other mutual aid or protection of employees; (vi) exercising any other applicable rights under Section 7 of the National Labor Relations Act; or (vii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule, regulation, or investigation of a governmental agency (including, but not limited to, the Securities Exchange Commission (“SEC”)), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any reports or disclosures under this Section. Nevertheless, Employee acknowledges and agrees that by virtue of the release set forth in Section 5 above, Employee has waived any relief available to him (including without limitation, monetary damages, attorneys’ fees and costs, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, except as set forth herein, he agrees that he will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. This Agreement does not, however, waive or release Employee’s right to receive a whistleblower award from the SEC for information provided to the SEC.

7.Affirmations. Employee affirms that Employee has not filed nor caused to be filed, nor is presently a party to, any claim against the Company.
Employee further affirms that Employee has no known workplace injuries or occupational diseases. Employee also affirms he has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations , and is not aware of any fraudulent or unlawful conduct on the part of the Company or any Releasees. Employee further affirms he has accurately reported all work activities, including those outside of Employee’s scheduled hours, on breaks, or after shifts. Employee also affirms he has not incurred any job-related expenses for which the Company has not reimbursed Employee.
Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.

8.Confidentiality. Employee expressly agrees that, except as set forth in Section 6, he will keep the terms of this Agreement STRICTLY CONFIDENTIAL. Employee further agrees that he will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose, the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena, an order of a court of competent jurisdiction, or a request by a government agency in connection with any charge filed, investigation or proceeding, except that Employee may disclose the terms of this Agreement to Employee’s immediate family member, attorney, accountant, and tax or financial advisor. If disclosure is made to any of the persons listed in this Section, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential. It is expressly agreed that the provisions of this Section are essential provisions of, and partial consideration for, this Agreement.
    In the event that Employee is notified, or otherwise becomes aware, of any litigation, court order, or subpoena requiring or requesting disclosure of any information concerning this Agreement, its terms, or Employee’s employment with the Company, Employee agrees to notify Jonathan Bush at jonathan.bush@modivcare.com, in writing, within 48 hours after Employee is notified or becomes aware of such litigation, court order, or subpoena and prior to disclosing any information concerning this Agreement, its terms, or Employee’s employment with the Company. Nothing in this Section shall preclude Employee from timely responding to a valid subpoena.
    Notwithstanding the foregoing, federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (1) where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose trade secrets to his attorney and use the trade secret information in the court proceeding only if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
9.Restrictive Covenant Agreement. Employee hereby acknowledges and agrees that the terms of the RCA shall continue to remain in full force and effect after the Separation Date and that Employee shall continue to abide by the obligations contained in the RCA.
10.Employment References. The Company will follow its general policy of providing to future or prospective employers only Employee’s dates of employment and positions held, provided any requests for information are made through and responded to by Corporate Cost Control (800-207-6926).
11.Assignment. Employee warrants that Employee has not assigned any claims or rights released in this Agreement.
12.Non-disparagement. Employee agrees and warrants that, except as set forth in Section 6, Employee will not disparage, defame, belittle, ridicule, discredit, or denigrate, or encourage or induce others to engage in such actions, that would harm or damage the reputation of the Releasees, their products, services, businesses, activities, operations, affairs, or prospects. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding the Releasees via the Internet or any news media. This Section is not intended to preclude Employee from testifying truthfully in any case in a court of law or before an administrative agency or from complying with a valid subpoena or court order.
13.No Admission of Wrongdoing. Nothing contained in this Agreement will constitute or be treated as an admission by the Company or any of the Releasees of liability, any wrongdoing, or any violation of any law.
14.Construction. The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents, and effects. The Parties acknowledge that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement.
15.Effective Date. This Agreement shall become effective on the next calendar day following expiration of the revocation period provided for in Section 16 of this Agreement, if Employee does not revoke the Agreement (the “Effective Date”).
16.Older Workers Benefit Protection Act Waiver. Employee acknowledges:

(a)That Employee specifically intends that the claims he is releasing herein include any claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990. EMPLOYEE, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY AND THE OTHER RELEASEES AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

(b)That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Agreement is executed.

(c)That Employee is advised to consult with an attorney before signing this Agreement because he is permanently giving up legal rights. Employee acknowledges that he has been advised to consult with an attorney prior to signing this Agreement.

(d)That Employee has carefully read this Agreement.

(e)That Employee enters into this Agreement knowingly and voluntarily and without duress or coercion from any source.

(f)That this Agreement has been written in a manner calculated to be understood by Employee. Employee acknowledges he fully understands its terms and the fact that it releases any and all claims in Section 5 that Employee may have against the Company, and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so.

(g)That Employee has been given a reasonable period of time (up to 21 calendar days) to consider this Agreement prior to signing this Agreement. The employee understands that he may sign it any time during the 21 calendar days, but he may not sign before the Separation Date. The Parties agree that any material or non-material modification of this Agreement will not restart the consideration period.

(h)That Employee understands he has up to 7 calendar days following his signing of this Agreement to revoke it. In order to effectively revoke this Agreement, Employee must provide notice of such revocation within 7 calendar days after he executes this Agreement to Jonathan Bush at jonathan.bush@modivcare.com.

(i)That if Employee timely signs and does not timely revoke this Agreement, this Agreement will become effective on the eighth day after the date he signs it and the Employee’s execution shall be final and irrevocable.

(j)That this Agreement becomes null and void and of no further force or effect if either the Employee does not timely sign and return this Agreement to the Company, or the Employee timely signs and revokes the Agreement.

(k)That, if Employee revokes his release of any claim for violation of the ADEA, the Company shall have the option, at its discretion, of rescinding this Agreement in its entirety. In the event of a revocation pursuant to this Section, and if the Company chooses not to rescind this Agreement in its entirety, the Agreement shall remain fully effective in all other respects, including, without limitation, the Employee’s release of all other claims as described in Section 5 above.

17.Future Cooperation. Employee agrees to make himself available and to fully cooperate, at the Company’s request, with the Company in investigating or defending any potential, threatened, or actual grievance, claim, arbitration, or litigation that currently exists or may arise subsequent to the execution of this Agreement. The Company shall make such requests for assistance with reasonable advance notice to Employee. Such cooperation includes meeting with the Company’s representatives (e.g., legal counsel) to fully and truthfully discuss and review any issues with which Employee was directly or indirectly involved during his employment or with which Employee has knowledge; participating in any investigation conducted by the Company or any governmental or regulatory entity; signing declarations or witness statements provided that Employee confirms they are true; preparing for and serving as a witness in any civil, administrative, or regulatory proceeding; reviewing documents as requested by the Company; and performing similar activities that the Company deems necessary. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages and attorneys’ fees), provided such expenses are pre-approved by the Company.
18.Breach. Employee understands that if he materially breaches his obligations under this Agreement, including without limitation the provisions regarding the General Release, the RCA, and Confidentiality, the Company shall have the right to cease providing the Severance Payment described in Section 2. The Employee shall reimburse the Company for any and all costs (including without limitation attorneys’ fees and costs) incurred by the Company in enforcing any material breaches. These rights are in addition to any of the Company’s other rights and remedies at law or in equity.
19.Execution of Agreement. This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained electronically shall constitute effective execution of this Agreement.
20.Other Terms.
(a)     This Agreement shall be construed in accordance with, and be governed by, the laws of the State of Colorado. Both Parties consent to personal jurisdiction in federal and state courts in Colorado.
(b)     Employee and the Company agree that this Agreement constitutes the complete understanding between the Parties and supersedes any and all prior agreements (except the RCA), promises, or inducements, no matter what form, concerning its subject matter. To the extent any provisions of this Agreement and the RCA conflict, this Agreement shall control. No promises or agreements made subsequent to the execution of this Agreement by the Parties shall be binding unless reduced to writing and signed by both Parties. This Agreement may only be amended in a writing signed by the Parties.
(c)    The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect; provided, however, if the release clause set forth in Section 5 is deemed to be illegal, void or unenforceable, Employee agrees to enter into a valid release satisfactory to the Company or, at his option, to return the payments received as consideration for this Agreement. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.
(d)     The terms hereof are binding on and enforceable for the benefit of the Parties and their respective heirs, executors, administrators, successors, and assigns.

Accepted and agreed as of this 1st day of May 2023.

______/s/ Grover Wray________________________
Grover Wray

Modivcare Solutions, LLC

By:        /s/ L. Heath Sampson
    L. Heath Sampson

Its:    President & Chief Executive Officer